877 North 8th West, Riverton, WY  82501 USA, Ph: (307) 856-9271, Fx: (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. ANNOUNCES INITIAL PRODUCTION RATE OF APPROXIMATELY 3,394 BOE/D FROM THE WILLISTON 25-36 #1H WELL

RIVERTON, Wyoming – December 14, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: USEG) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced the initial production rate from its Williston 25-36 #1H well and provided an operations update regarding its Williston Basin drilling program with Brigham Exploration Company (NASDAQ: BEXP) ("Brigham" or "BEXP").

The Williston 25-36 #1H well, which is operated by Brigham Exploration Company, produced approximately 2,769 barrels of oil and 3.75 MMCF of natural gas per day or 3,394 BOE/D during an early 24 hour flow back period.  The well was completed with swell packers and 32 fracture stimulation stages.  To USE’s knowledge, this completion is the highest number of fracture stimulation stages ever attempted in the Williston Basin.  U.S. Energy’s initial working interest in this well is approximately 65% (~51% net revenue interest).  Oil sales from this well have commenced, and natural gas sales will commence upon connection to a gathering system, which is estimated to take approximately 90-120 days.

Williston Basin - Bakken Drilling Program

Completion work is currently underway on the State 36-1 #1H well, which is the sixth well to be drilled under the previously announced Drilling Participation Agreement with Brigham.  The well is being completed with swell packers and 30 fracture stimulation stages.  USE’s initial working interest in this well is approximately 28% (~22% net revenue interest), and Brigham has informed USE that it expects to complete and test the well for production before year end.

On November 30, 2009, and subsequent to providing the initial production rate on the fourth well, the Strand 16-9 #1H, Brigham notified USE pursuant to the terms of the Drilling Participation Agreement that the Company was required to give notice to Brigham whether the Company would elect to participate in the second group of four wells, and that Brigham was electing to have the maximum 50% of the working interest available to Brigham in the second group of wells.   On December 2, 2009, USE notified Brigham of its election to participate in these four wells for the remaining 50% working interest available to Brigham in these wells.

The Jack Erickson 6-31 #1H well (~21% initial working interest) will be the seventh well drilled under the Drilling Participation Agreement with Brigham.  The well is expected to be spud in the next several days and it is anticipated that it will be completed in approximately 60 days.

Press Release
December 14, 2009

“We are extremely delighted to see our first 3,000 plus BOE/D initial production rate well, and we continue to be impressed with Brigham’s management and operations” stated Keith Larsen, CEO of U.S. Energy Corp.  “I look forward to a marked increase in our revenue in 2010,” he added.

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About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in oil and gas, molybdenum, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

Note Regarding BOE

In this press release, BOEs are derived by converting gas to oil in the ratio of one barrel of oil to six thousand cubic feet of gas (1 bbl:6 Mcf). Barrel of oil equivalent ("BOE") amounts may be misleading, particularly if used in isolation.  A BOE conversion ratio of 1 bbl of oil to 6 Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value of equivalency at the well head.

Note:
Outstanding third party elections may result in a change to USEG’s working interest and net revenue interest on a well-by-well basis.

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Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

Press Release
December 14, 2009

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells pursuant to the terms of the DPA, its ownership interests in those wells and the costs it expects to incur in drilling those wells.  There is no assurance that any of the wells USE drills under the terms of the DPA with Brigham will have results similar to those referenced in this press release or that any of the wells drilled with Brigham will be productive at all.  In addition, initial production rates may not be indicative of future or long-term production rates.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks including those described in the Company’s filings with the SEC, which are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
reggie@usnrg.com

Nick Hurst
Investor Relations
The Equicom Group
1-403-218-2835
nhurst@equicomgroup.com